UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 5, 2026

374WATER INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27866	88-0271109
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 Southcenter Court, Suite 200

Morrisville, NC 27560

(Address of Principal Executive

Offices)(Zip Code)

(440) 601-9677

 (Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SCWO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On January 5, 2026, Buddie Joe Penn informed the Board that he will resign from his position as a member of the Board of Directors (the “Board”) of 374Water Inc. (the “Company”), effective January 5, 2026. Mr. Penn’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d) Appointment of Director

On January 5, 2026, the Company appointed Bradley Freels to the Board, effective January 5, 2026, to fill the vacancy created by Mr. Penn’s resignation. Mr. Freels, age 66, was also appointed to the compensation committee of the Board, effective January 5, 2026.

Since 1999, Mr. Freels has served as the Chairman and Chief Executive Officer of Midway, a real estate investment, development, and construction firm. Mr. Freels also serves as the Chairman of Midway Holdings, L.P., the holding company for an integrated group of real estate and investment-related companies operating under the Midway name, and as Executive Chairman of Parkway, a real estate investment firm. Mr. Freels holds a Master of Business Administration and a Bachelor of Business Administration, Marketing, from the Texas A&M University.

As a non-employee director, Mr. Freels will receive compensation for his Board service consistent with the Company’s standard compensation arrangements for non-employee directors. In accordance with the Company’s customary practice, the Company expects to enter into an indemnification agreement with Mr. Freels in substantially the same form provided to other similarly situated officers and directors of the Company.

Prior to his appointment to the board, Mr. Freels has been coordinating with management on potential financing opportunities for the Company. Following his appointment, Mr. Freels plans to continue with these efforts in his capacity as a director of the Board. Mr. Freels himself may participate as an investor in one or more potential financing opportunities. There can be no guarantee that any such financing opportunities will be successfully negotiated or consummated by the Company, but the aggregate financing amount of any successful financing transaction, to the extent there are any, will exceed $120,000.

Other than the Agreement (as defined below) and potential financing opportunities described above, there are no other arrangements or understandings between Mr. Freels and any other persons pursuant to which he was appointed as a director and there have been no transactions, nor are there any other currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Freels, or any member of his immediate family, had, or will have, a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Penn’s resignation and Mr. Freels’ appointment were made in accordance with that certain Letter Agreement dated December 14, 2025 (the “Agreement”), by and between the Company and Yaacov (Kobe) Nagar, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2025. Consistent with the Agreement, Mr. Freel’s appointment to the Board occurred following confirmation that Mr. Freels was a mutually acceptable candidate to both the Company and Mr. Nagar, among other qualifications.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2025	374WATER INC.

	By:	/s/ Stephen J. Jones
	Name:	Stephen J. Jones
	Title:	Interim President and Chief Executive Officer

3